UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

TECH DATA CORPORATION
(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

5350 Tech Data Drive
Clearwater, Florida, 33760
(Address of principal executive offices)(Zip Code)

David R. Vetter
Senior Vice President, General Counsel and Secretary
Tech Data Corporation
5350 Tech Data Drive
Clearwater, Florida 33760
727-539-7429

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
[X] Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

SECTION 1 - CONFLICT MINERALS DISCLOSURE

Item 1.01     Conflict Minerals Disclosure and Report
Tech Data Corporation’s ("Tech Data") Conflict Minerals Report for the year ended December 31, 2015 is attached as Exhibit 1.01 to this Report and is publicly available on Tech Data’s website at
http://tecd.client.shareholder.com/governance.cfm.

Item 1.02    Exhibit
Tech Data’s Conflict Minerals Report is attached as Exhibit 1.01 to this Report.

SECTION 2 - EXHIBITS
Item 2.01     Exhibits

Exhibit No.	Description
Exhibit 1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

TECH DATA CORPORATION (Registrant)
By:	/s/ DAVID R. VETTER	Date: May 31, 2016
David R. Vetter
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 1.01	Conflict Minerals Report.

4